Exhibit 10.27
RESTRICTED UNIT AWARD AGREEMENT
[NSH Non-Employee Director]

This Restricted Unit award agreement (the “Agreement”), effective for all purposes as of [insert grant date], is between NuStar GP Holdings, LLC (the “Company”) and [insert name] (“Participant”).
The parties hereto agree as follows:

1.
Participant is granted «Shares_Granted» Restricted Units under the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended, the “Plan”), and, except as otherwise provided herein, this Agreement and the grant hereunder is subject to and in accordance with the terms, provisions, conditions and limitations of the Plan, as it may be amended. The Plan is hereby incorporated into this Agreement by reference; provided, however, that, in the event of a conflict between the Plan and this Agreement, this Agreement shall control. All capitalized terms contained in this Agreement that are not defined herein shall have the definition set forth in the Plan.

2.
The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [insert 1/3 #] Units on [insert grant date plus 1yr]; [insert 1/3 #] Units on [insert grant date plus 2yrs]; and [insert 1/3 #] Units on [insert grant date plus 3yrs]. The Restricted Units may vest prior to the expiration of such period as set forth in the Plan or herein. Upon the vesting of each Restricted Unit awarded under this Agreement, the Participant will be entitled to receive an unrestricted common Unit.

3.
Participant agrees that the unrestricted common Units to which Participant will be entitled in connection with the vesting of each Restricted Unit may be uncertificated and recorded with the Company’s service provider.

4.
For each quarter ended after the date hereof and then for each subsequent quarter during the term of this Agreement, the Company agrees to pay the Participant an amount equal to the product of (x) the number of Restricted Units granted hereunder that remain outstanding and unvested as of the record date for such quarter; and (y) the quarterly distribution declared by the Company’s board of directors for such quarter (such product, the “UDRs”). UDRs are also otherwise subject to the same restrictions as the Restricted Units.

5.
In compliance with Section 409A of the Internal Revenue Code, the issuance of Units hereunder shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. Any cash payment made in accordance therewith shall be made by the last day of the fiscal quarter during which cash distributions are made by NuStar GP Holdings, LLC but in any event by no later than the 15th day of the third month following the end of the year in which the applicable cash distributions are made. This Agreement and the grant evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. The Company may withhold any taxes due in connection with Participant’s grant as required by law, which, in the sole discretion of the Company, may include withholding a number of Restricted Units otherwise payable to Participant.

6.
If, for any reason, Participant ceases serving as a director of the Company, any Restricted Units held by such Participant that remain unvested and outstanding as of the date of his or her last day of service shall automatically lapse and be forfeited as of the close of business for such date.

7.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives and successors.

8.
The issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the receipt of distributions, the payment of distributions shall be made by the last day of the fiscal quarter during which distributions on the Company’s Units are paid, but in any event by no later than the 15th day of the month following the end of the year in which the applicable distributions on the Company’s Units are paid. This Agreement and the Award evidenced hereby are intended to comply, and shall be administered consistently in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

9.	The validity, construction and effect of this Agreement shall be determined by the laws of the State of Texas.

10.
Neither Participant, nor any person claiming by, through or under Participant, with respect to the Restricted Units shall have any rights as a unitholder of NuStar GP Holdings, LLC (including, without limitation, voting rights).

11.
Any interest that Participant may have under this Agreement or the Plan, with respect to the Restricted Unit, UDR or otherwise, are of a personal nature, and may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall be neither bound nor obligated thereby.

NUSTAR GP HOLDINGS, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer

Accepted:

[insert name]